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                                                                Exhibit 23.1

          Consent of Independent Registered Public Accounting Firm
          --------------------------------------------------------

The Board of Directors
K-V Pharmaceutical Company:

We consent to the incorporation by reference in the registration statements (Nos. 2-56793, 2-76173, 33-46400, 33-44927, 333-00199, 333-48252 and
333-85516) on Form S-8 and registration statements (Nos. 333-87402 and 333-106294) on Form S-3 of our reports dated June 14, 2006, with respect to the consolidated balance sheets of K-V Pharmaceutical Company and subsidiaries as of March 31, 2006 and 2005, the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the years then ended, and the related financial statement schedule for the years ended March 31, 2006 and 2005, management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 and the effectiveness of internal control over financial reporting as of March 31, 2006, which reports appear in the March 31, 2006 annual report on Form 10-K of K-V Pharmaceutical Company.

As discussed in Note 2 to the consolidated financial statements, during fiscal 2005, the Company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 03-6 Participating Securities and the Two-Class Method under FASB Statement No. 128 and EITF Issue No. 04-8 The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.



/s/ KPMG LLP

St. Louis, Missouri
June 14, 2006